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                                                                      EXHIBIT 5

                            BOSE McKINNEY & EVANS LLP
                            2700 First Indiana Plaza
                          135 North Pennsylvania Street
                           Indianapolis, Indiana 46240
                                 (317) 684-5000


January 29, 2001

Duke-Weeks Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana  46240

Dear Sirs:

We are acting as counsel to Duke-Weeks Realty Corporation, an Indiana corporation (the "Company"), in connection with the shelf registration by the Company of shares of the Company's preferred stock ("Preferred Stock") represented by depositary shares pursuant to a Registration Statement, file no. 333-37920 (the "Registration Statement"), on Form S-3 under the Securities Act of 1933, as amended. The Company has filed a prospectus supplement (the "Prospectus Supplement") relating to the offering of 3,000,000 depositary shares(the "Depositary Shares"), each representing 1/10 of an 8.45% Series I Cumulative Redeemable Preferred Share (the "Series E Preferred Shares"). An additional 450,000 Depositary Shares may be issued pursuant to the exercise of an over-allotment option. This opinion letter is supplemental to the opinion letter filed as Exhibit 5 to the Registration Statement, as amended.

We have examined photostatic copies of the Second Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws of the Company, the amendment (the "Designating Amendment") pursuant to which the terms of the 8.45% Series E Cumulative Redeemable Preferred Shares will be issued, the form of Deposit Agreement pursuant to which the Depositary Shares will be issued and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon. As to various questions of fact material to our opinions, we have relied upon certificates of, or communications with, officers of the Company.

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Duke-Weeks Realty Corporation
January 29, 2001
Page 2


Based upon and subject to the foregoing, it is our opinion that:

(1) The Series I Preferred Shares and the representation of such Series I Preferred Shares by the Depositary Shares have been duly authorized by all necessary corporate action of the Company.

(2) When (a) the applicable provisions of the Securities Act of 1933 and such state "blue sky" or securities laws as may be applicable have been complied with, (b) the Company has duly filed with the Indiana Secretary of State the Designating Amendment establishing the preferences, limitations and relative voting and other rights of the Series I Preferred Shares prior to issuance thereof and (c) the Series I Preferred Shares and the Depositary Shares have been issued, delivered, and paid for, such Series I Preferred Shares and Depositary Shares will be legally issued, fully paid, and nonassessable.

We do not hold ourselves out as being conversant with the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Indiana and, therefore, this opinion is limited to the laws of those jurisdictions.

No person or entity other than you may rely or claim reliance upon this opinion. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion with Form 8-K, to the incorporation by reference of this opinion as an exhibit to the registration statement of the Company and Duke-Weeks Realty Limited Partnership (file no. 333-37920) and any registration statement filed under Rule 462(b) relating to such registration statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus Supplement.

Very truly yours,

/s/ Bose McKinney & Evans LLP